Exhibit j under N-1A
                                                     Exhibit 23 under 601/Reg SK











INDEPENDENT AUDITORS' CONSENT


To the Trustees and Shareholders of
Federated Equity Funds:

We consent to the use in Post-Effective Amendment No. 44 to Registration Statement 2-91090 of Federated Equity Funds (comprised of the following portfolios: Federated Aggressive Growth Fund, Federated Capital Appreciation Fund, Federated Communications Technology Fund, Federated Large Cap Growth Fund, Federated Growth Strategies Fund and Federated Small Cap Strategies Fund) of our reports dated December 17, 1999 appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.




/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 27, 1999